Exhibit 10.3

April 1, 2004

Mr Richard Steele

213 Station Road

Knowle

SOLIHULL B93 0PU

Dear Richard

Variation to Service Agreement

This letter confirms a variation to your terms and conditions of employment.  The letter is intended to supplement and not replace the Service Agreement between Combined Distribution (Holdings) Limited and you, dated 1 March 2002 (the “Service Agreement”), which will continue to apply to you.  Changes/amendments to the Service Agreement are set out below.  Where no changes/amendments are noted, the provisions of the Service Agreement remain in force.

The following clauses will replace those of the same number in the Service Agreement:

3.1           The Employment shall commence on 1 March 2002 and, unless terminated in accordance with clause 12 (Termination of and suspension from Employment), shall continue for a fixed period, to terminate on 31 March 2006.  The parties will negotiate a mutually agreeable transition plan in the event that they are unable to agree to a further extension to the Service Agreement.  Nothing in this agreement precludes the Executive from pursuing statutory termination or redundancy benefits, if available, in the event that the Company does not exercise the option to extend the fixed term or otherwise terminates the Executive without cause as defined in clause 12.

7.1           During his employment the Company shall pay to the Executive:

(a)           a basic salary at the rate of £216,000 per annum.  This salary shall accrue from day to day, be payable by equal monthly instalments in arrears on or about the last Friday of each month and shall include any fees to which the Executive is entitled as a director of any Group Company;

Stock Options

You will be granted further stock options under the terms of Activision Inc.’s existing or modified stock option plan as follows:

A grant of 200,000 stock options effective as of 29 April 2004.  Such options will have an exercise price of US$13.75 and will vest per the terms of the specific Stock Option Agreement on 1 April 2005, 1 April 2006 and 1 April 2007.  These stock options are in addition to the existing stock options granted under the terms of the Service Agreement at clause 9.4 and are granted under and governed by the terms and conditions of the Company’s Stock Option Plan and the Option Agreement.

The terms of this letter come into force with immediate effect.

Please sign and date below where indicated to acknowledge your acceptance of the variation of the terms of your Service Agreement and return the signed copy to me at your earliest convenience.

Yours sincerely

/s/ Ronald Doornink

Signed for and on behalf of COMBINED DISTRIBUTION (HOLDINGS) LIMITED

/s/ Ronald Doornink	4/1/04
Director	Date

Signed by RICHARD STEELE

/s/ Richard Steele	30/7/04
RICHARD STEELE	Date